EXHIBIT 10.3
Amendment No. 2
to
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (“Agreement”) effective as of October 31, 2007, by and between William A. Mathies (“Mr. Mathies”) and Sun Health Specialty Services, Inc., a New Mexico corporation (“SHSS”);

WHEREAS, SHSS is a wholly owned subsidiary of SunBridge Healthcare Corporation (“SunBridge” or “Company”) which is a wholly owned subsidiary of Sun Healthcare Group, Inc. (“SHG”);

WHEREAS, SunBridge and its direct and indirect subsidiaries (collectively, “the LTC subsidiaries”) provide inpatient services throughout the United States;

WHEREAS, SHSS has service agreements with the LTC subsidiaries to provide employees, including Mr. Mathies, to the LTC subsidiaries;

WHEREAS, Mr. Mathies has been appointed as President and Chief Operating Officer of SunBridge and  SHG Services, Inc., the subsidiary of SHG that is a holding company for other operating subsidiaries of SHG that are not LTC subsidiaries; and

WHEREAS, SHSS and Mr. Mathies entered into an Employment Agreement dated as of February 28, 2002 and an Amendment No. 1 to Employment Agreement dated as of October 12, 2006 (collectively, the “Employment Agreement”), and they desire to amend the Employment Agreement with respect to the terms and conditions of Mr. Mathies’ bonus eligibility, as approved by the Compensation Committee of the Board of Directors of SHG on February 27, 2007 and, as to the quality of care component referenced in Schedule A attached hereto, August 22, 2007), as set forth below (capitalized terms used in this Agreement without definition shall have the meanings provided in the Employment Agreement).

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants and agreements contained herein, Mr. Mathies and SHSS agree as follows:

1.           Amendment.  Schedule A to the Employment Agreement is amended by deleting it in its entirety and inserting Schedule A hereto in lieu thereof.

2.           Miscellaneous.

(a)
Amendments, Waivers, Etc.  Except as otherwise provided herein, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by both parties.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(b)	Entire Agreement. The Employment Agreement, as amended by this Agreement, sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in the Employment Agreement, as amended hereby, and the Employment Agreement, as so amended, shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.  Except for the changes set forth in Section 1 and Schedule A hereto, the Employment Agreement shall remain in full force and effect.

(c)
Counterparts.  This Agreement may be executed in one or more counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

The parties hereto have executed this Agreement as of the date first above written.

/s/ William A. Mathies	October 31, 2007
William A. Mathies	Date

SUN HEALTH SPECIALTY SERVICES, INC.

By /s/ Michael Newman	October 31, 2007
Its Vice President	Date

Schedule A

Mr. Mathies’ Bonus for any fiscal year (the “Applicable Fiscal Year”) shall be based on the criteria set forth below.    There are two components to his Bonus:  EBITDA and quality of care.   In the event the EBITDA performance threshold is met as outlined below, his minimum bonus shall be no less than 10% of his Base Salary for the Applicable Fiscal Year, and his maximum Bonus shall be no more than 120% of his Base Salary for the Applicable Fiscal Year.

1.           Maximum Amount.  The maximum amount of the Bonus shall be based upon the earnings before interest, taxes, depreciation and amortization of SHG (“EBITDA”), as published by SHG in its press release announcing financial results for the Applicable Fiscal Year, but excluding the effect of actuarial adjustments for self-insurance for general and professional liability.  The Compensation Committee reserves the right to make adjustments to the calculation, including the inclusion or exclusion of discontinued operations and other normalizing adjustments.

The Compensation Committee shall establish the EBITDA target each year.The potential amount of the  Bonus shall be based upon actual EBITDA attained as a percentage of the target EBITDA as follows:  if actual EBITDA is less than 85% of target EBITDA, the maximum amount of the Bonus (the “Maximum Amount”) will be zero; if actual EBITDA is 85% of target EBITDA, the Maximum Amount will be 10% of Base Salary; if actual EBITDA is 100% of target EBITDA, the Maximum Amount will be 50% of Base Salary (if actual EBITDA is greater than 85% but less than 100% of target EBITDA, the amount will be pro rated between 10% and 50% of Base Salary); and if actual EBITDA is 115% (or greater) of target EBITDA, the Maximum Amount will be 120% of Base Salary (if actual EBITDA is greater than 100% but less than 115% of target EBITDA, the Maximum Amount will be pro rated between 50% and 120% of Base Salary).

2.           EBITDA Component. Subject to the provisions of paragraph 3 below, in the event that the Maximum Amount is greater than zero, then Mr. Mathies shall be paid 100% of the Maximum Amount in recognition of the achievement of the EBITDA target.

3.           Quality of Care Component.  If the quality of care target is met, the EBITDA Component shall be paid in the amount determined as set forth above.  If the quality of care target is not met, the Compensation Committee shall deduct such amount of the EBITDA Component as it determines in its discretion from the amount otherwise payable.  The quality of care target is met if quality of care at skilled nursing centers operated by the LTC subsidiaries is better than or equal to the quality of care at skilled nursing centers of SunBridge’s for-profit peer group of companies for the Applicable Fiscal Year (or the twelve month period ending as close as possible to the end of Applicable Fiscal Year for which data are available at the time the Compensation Committee considers the amount of the Bonus), in each case as measured by the Health Deficiency Index reported by the Long Term Care Institute.

4.           Timing of Payment.  The Bonus shall be paid to Mr. Mathies at the time specified in Section 3(b).